Comstock Appoints former JBGS Executive David Paul to Board of Directors RESTON, Va. — September 6, 2023 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”), a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region, announced today that David P. Paul has been appointed to its Board of Directors and will serve an initial term that expires at the Company’s 2024 Annual Meeting of Stockholders. Mr. Paul is a seasoned real estate executive and former President and Chief Operating Officer of JBG SMITH (NYSE: JBGS), a publicly traded real estate investment trust. He served in that position from 2017 until his retirement in 2023, and his responsibilities included oversight of strategy, investments, development, and operations of the firm. Mr. Paul previously served as a Managing Partner at JBG, the commercial real estate developer and real estate private equity firm that was the predecessor entity to JBG SMITH. He joined JBG in 2007 and played a pivotal role in JBG’s growth and transition into a public company in 2017. Mr. Paul began his career at Bain & Co. before beginning his 35-year career in real estate development and investment that has included both domestic and international properties. Mr. Paul currently serves on the Board of Trustees of Dartmouth-Hitchcock Health. Mr. Paul holds a bachelor’s degree from Vanderbilt University and an MBA from the Tuck School of Business at Dartmouth. “David is an excellent addition to the Comstock Board, bringing a wealth of industry-specific knowledge and experience that will greatly benefit Comstock’s growth and expansion plans,” said Chris Clemente, Chairman and Chief Executive Officer of Comstock. “David’s track record as an innovator and leader in the commercial real estate industry speaks for itself, and I look forward to working with David as we continue our mission to acquire, develop, and operate high-quality commercial real estate assets.” Mr. Paul added, “I am excited to join the Board of Comstock, as Chris and his team continue to build on the firm’s success. Comstock’s strong performance in developing, leasing, and managing high-quality assets, combined with a robust pipeline of future projects, positions the company for continued accelerated growth. I look forward to applying my real estate experience as a board member to help Comstock continue to build a high-performing portfolio of assets.” About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use and transit- oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and includes stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest growing segments of one of the nation’s best real estate markets. Comstock’s developments include some Exhibit 99.1 of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. Comstock Media Contact Shanna Wilson shanna.wilson@allisonpr.com 917-674-3096